                                                                       EXHIBIT 4

                            ALLIANT TECHSYSTEMS INC.
                      MANAGEMENT DEFERRED COMPENSATION PLAN
                                (1999 Statement)

                             Adopted August 3, 1999
                      but first Effective September 1, 1999

                            ALLIANT TECHSYSTEMS INC.
                      MANAGEMENT DEFERRED COMPENSATION PLAN
                                (1999 Statement)

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.    INTRODUCTION AND DEFINITIONS....................................1

              1.1.   Statement of Plan
              1.2.   Definitions
                     1.2.1.    Account
                     1.2.2.    Affiliate
                     1.2.3.    Alliant
                     1.2.4.    Annual Valuation Date
                     1.2.5.    Beneficiary
                     1.2.6.    Board of Directors
                     1.2.7.    CEO
                     1.2.8.    Code
                     1.2.9.    Committee
                     1.2.10.   Effective Date
                     1.2.11.   Employers
                     1.2.12.   ERISA
                     1.2.13.   MIP
                     1.2.14.   Participant
                     1.2.15.   Plan
                     1.2.16.   Plan Statement
                     1.2.17.   Plan Year
                     1.2.18.   Section 16 Officer
                     1.2.19.   Termination of Employment
                     1.2.20.   Valuation Date

SECTION 2.    PARTICIPATION...................................................3

SECTION 3.    CREDITS TO ACCOUNTS.............................................3

              3.1.   Voluntary Deferrals from Salary
                     3.1.1.    Amount of Deferrals
                     3.1.2.    Crediting to Accounts

              3.2.   Voluntary Deferrals from Bonuses
                     3.2.1.    Amount of Deferrals
                     3.2.2.    Crediting to Accounts

              3.3.   401(k) Plan Supplement
                     3.3.1.    Amount of Supplement
                     3.3.2.    Crediting to Accounts

              3.4.   Employer Discretionary Supplements
              3.5.   Credits from Measuring Investments
              3.6.   Operational Rules for Deferrals

SECTION 4.    ADJUSTMENT OF ACCOUNTS..........................................5

              4.1.   Establishment of Accounts
              4.2.   Accounting Rules

SECTION 5.    VESTING OF ACCOUNT..............................................6

SECTION 6.    SPENDTHRIFT PROVISION...........................................6

SECTION 7.    DISTRIBUTIONS...................................................6

              7.1.   Time of Distribution
                     7.1.1.    Application for Distribution
                     7.1.2.    Code ss.162(m) Delay
              7.2.   Form of Distribution
              7.3.   Election of Time and Form of Distribution
              7.4.   Payment to Beneficiary
                     7.4.1. Payment to Beneficiary for Death After Termination of Employment
                     7.4.2. Payment to Beneficiary for Death Before Termination of Employment
              7.5.   Designation of Beneficiaries
                     7.5.1.    Right to Designate
                     7.5.2.    Spousal Consent
                     7.5.3.    Failure of Designation
                     7.5.4.    Disclaimers by Beneficiaries
                     7.5.5.    Definitions
                     7.5.6.    Special Rules
              7.6.   Death Prior to Full Distribution
              7.7.   Facility of Payment

              7.8.   In-Service Distributions
                     7.8.1.    Pre-Selected In-Service Distributions
                     7.8.2.    On Demand In-Service Distributions
                     7.8.3.    In-Service Distribution for Financial Hardship
              7.9.   Effect of Disability
              7.10.  Distributions in Cash

SECTION 8.    FUNDING OF PLAN................................................14

              8.1.   Unfunded Plan
              8.2.   Corporate Obligation

SECTION 9.    AMENDMENT AND TERMINATION......................................15

              9.1.   Amendment and Termination
              9.2.   No Oral Amendments
              9.3.   Plan Binding on Successors

SECTION 10.   DETERMINATIONS--RULES AND REGULATIONS..........................16

              10.1.  Determinations
              10.2.  Rules and Regulations
              10.3.  Method of Executing Instruments
              10.4.  Claims Procedure
                     10.4.1.   Original Claim
                     10.4.2.   Review of Denied Claim
                     10.4.3.   General Rules
              10.5.  Limitations and Exhaustion
                     10.5.1.   Limitations
                     10.5.2.   Exhaustion Required

SECTION 11.   PLAN ADMINISTRATION............................................19

              11.1.  Officers
              11.2.  Chief Executive Officer
              11.3.  Board of Directors
              11.4.  Committee
              11.5.  Delegation
              11.6.  Conflict of Interest
              11.7.  Administrator
              11.8.  Service of Process
              11.9.  Expenses
              11.10. Tax Withholding

              11.11. Certifications
              11.12. Errors in Computations

SECTION 12.   CONSTRUCTION...................................................21

              12.1.  Applicable Laws
                     12.1.1.   ERISA Status
                     12.1.2.   IRC Status
                     12.1.3.   References to Laws
              12.2.  Effect on Other Plans
              12.3.  Disqualification
              12.4.  Rules of Document Construction
              12.5.  Choice of Law
              12.6.  No Employment Contract

                            ALLIANT TECHSYSTEMS INC.
                      MANAGEMENT DEFERRED COMPENSATION PLAN
                                (1999 Statement)

                                    SECTION 1

                          INTRODUCTION AND DEFINITIONS

1.1. Statement of Plan. Effective September 1, 1999, ALLIANT TECHSYSTEMS INC., a Delaware corporation (hereinafter sometimes referred to as "Alliant") and certain affiliated business entities (together with Alliant hereinafter sometimes collectively referred to as the "Employers") hereby create a nonqualified, unfunded, deferred compensation plan for the benefit of a select group of management and highly compensated employees of the Employers.

1.2. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

     1.2.1. Account -- the separate bookkeeping account representing the separate unfunded and unsecured general obligation of the Employers established with respect to each person who is a Participant in this Plan in accordance with
Section 2 and to which is credited the dollar amounts specified in Section 3 and
Section 4 and from which are subtracted payments made pursuant to Section 7.

     1.2.2. Affiliate -- a business entity which is affiliated in ownership with Alliant or an Employer and is recognized as an Affiliate by the Committee for purposes of this Plan.

     1.2.3. Alliant -- ALLIANT TECHSYSTEMS INC., a Delaware corporation, or any successor thereto.

     1.2.4. Annual Valuation Date -- each March 31.

     1.2.5. Beneficiary -- a person designated by a Participant (or automatically by operation of the Plan Statement) to receive all or a part of the Participant's Account in the event of the Participant's death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.

     1.2.6. Board of Directors -- the Board of Directors of Alliant or its successor. "Board of Directors" shall also mean and refer to any properly authorized committee of the Board of Directors.

     1.2.7. CEO -- the Chief Executive Officer of Alliant or his or her delegee for Plan purposes.

     1.2.8. Code -- the Internal Revenue Code of 1986, as amended.

     1.2.9. Committee -- the Alliant Pension and Retirement Committee (also known as the "PRC") consisting of not less than three members who are officers of Alliant appointed by and serving at the pleasure of the Board of Directors.

     1.2.10. Effective Date -- September 1, 1999.

     1.2.11. Employers -- Alliant and any business entity affiliated with Alliant that employs persons who are designated for participation in this Plan.

     1.2.12. ERISA -- the Employee Retirement Income Security Act of 1974, as amended.

     1.2.13. MIP -- the Management Compensation Plan of the Employers and any comparable successor plan.

     1.2.14. Participant -- an employee of an Employer who is designated as eligible to participate in this Plan in accordance with the provisions of
Section 2 and who has elected to defer compensation under Section 3. An employee who has become a Participant shall be considered to continue as a Participant in this Plan until the date of the Participant's death or, if earlier, the date when the Participant no longer has any Account under this Plan (that is, the Participant has received a distribution of all of the Participant's Account).

     1.2.15. Plan -- the nonqualified, unfunded, deferred compensation program maintained by the Employers for the benefit of Participants eligible to participate therein, as set forth in the Plan Statement. (As used herein, "Plan" does not refer to the document pursuant to which this Plan is maintained. That document is referred to herein as the "Plan Statement"). The Plan shall be referred to as the "Alliant Techsystems Inc. Management Deferred Compensation Plan."

     1.2.16. Plan Statement -- this document entitled "Alliant Techsystems Inc. Management Deferred Compensation Plan (1999 Statement)" as adopted by the Board of Directors effective as of September 1, 1999, as the same may be amended from time to time thereafter.

     1.2.17. Plan Year -- the twelve (12) consecutive month period ending on any Annual Valuation Date (provided, however, that the first Plan Year shall commence September 1, 1999 and end March 31, 2000).

     1.2.18. Section 16 Officer -- an officer of an Employer who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

     1.2.19. Termination of Employment -- a complete severance of an employee's employment relationship with the Employers and all Affiliates, for any reason other than the employee's death. A transfer from employment with an Employer to employment with an Affiliate of an Employer shall not constitute a Termination of Employment. If an Employer who is an Affiliate ceases to be an Affiliate because of a sale of substantially all the stock or assets of the Employer, then Participants who are employed by that Employer and who cease to be employed by Alliant or an Employer on account of the sale of substantially all the stock or assets of the Employer shall be deemed to have thereby had a Termination of Employment for the purpose of commencing distributions from this Plan.

     1.2.20. Valuation Date -- the business day coincident with or next preceding the Annual Valuation Date and the last business day of each other month, and any other date designated by the Board of Directors.

                                    SECTION 2

                                  PARTICIPATION

Only an employee of an Employer who is eligible for the MIP and who is selected for participation in this Plan for a particular Plan Year by the CEO (or, for a Section 16 Officer, by the Board of Directors) shall be eligible to become a Participant in this Plan. Such selected employee shall be eligible to become a Participant as of the day designated by the CEO or the Board of Directors (or, if the CEO or the Board of Directors does not designate a day of initial participation, as of the first day of the next following Plan Year). The CEO shall not select any employee for participation unless the CEO determines that such employee is a member of a select group of management or highly compensated employees (as that expression is used in ERISA). The Board of Directors may at any time determine that a Participant is no longer eligible to make voluntary deferrals under Section 3.1 or Section 3.2. The Board of Directors also may determine that a Participant is not eligible for the credits for the 401(k) Plan Supplement under Section 3.3 for any Plan Year at any time before such credits have actually been made.

                                    SECTION 3

                               CREDITS TO ACCOUNTS

3.1. Voluntary Deferrals from Salary.

     3.1.1. Amount of Deferrals. On forms furnished by and filed with the Committee, a Participant may elect to defer between (and including) 1% and 70% of such Participant's base salary for a Plan Year. The Board of Directors may establish prospectively other limits or other pay eligible for deferral. To be effective for a Plan Year, the form must be received by the Committee before the first day of such Plan Year. For a newly eligible Participant, however, if the form is received by the Committee within 30 days after the first day of such eligibility, deferral shall be effective as of the first day of the month following such receipt. Notwithstanding the foregoing, for the Plan Year beginning September 1, 1999, the form must be received by the Committee on or before August 27, 1999, and shall be effective for salary that would otherwise have been received on October 1, 1999, or later.

     3.1.2. Crediting to Accounts. The Committee shall cause to be credited to the Account of each Participant the amount, if any, of such Participant's voluntary deferrals of salary or other pay under Section 3.1.1. Such amount shall be credited as of the close of business on the last business day of the month in which such salary or other pay would otherwise have been paid to the Participant.

3.2. Voluntary Deferrals from Bonuses.

     3.2.1. Amount of Deferrals. On forms furnished by and filed with the Committee, a Participant may elect to defer (a) between (and including) 10% and 100% of such Participant's MIP cash payment up to and including the target MIP cash payment, and (b) between (and including) 10% and 100% of such Participant's MIP cash payment above such target. The Board of Directors may establish prospectively other limits or other bonuses eligible for deferral. To be effective for a bonus paid with respect to a Plan Year, the form must be received by the Committee before the first day of such Plan Year. For the Plan Year beginning September 1, 1999, however, the form must be received on or before August 27, 1999.

     3.2.2. Crediting to Accounts. The Committee shall cause to be credited to the Account of each Participant the amount, if any, of such Participant's voluntary deferrals of bonus under Section 3.2.1. Such amount shall be credited as of the close of business on the last business day of the month in which such bonus would otherwise have been paid to the Participant.

3.3. 401(k) Plan Supplement.

     3.3.1. Amount of Supplement. The Committee shall determine annually for each Participant who is also a participant in a 401(k) plan sponsored by an Employer the amount, if any, of such Participant's lost share of matching contributions (but not elective deferral contributions) under such 401(k) plan attributable to such Participant's voluntary deferrals under Sections 3.1 and
3.2 of this Plan. Such determination shall be made after the end of each plan year of such 401(k) plan during which the Participant made voluntary deferrals under this Plan.

     3.3.2. Crediting to Accounts. The Committee shall cause to be credited to the Account of each Participant the amount, if any, determined under Section
3.3.1. Such amount shall be credited as of the Valuation Date coincident with or next following the last day of such plan year of such 401(k) plan.

3.4. Employer Discretionary Supplements. Upon written notice to one or more Participants and to the Committee, the CEO (or, for any Section 16 Officer, the Board of Directors) may (but is not required to) determine that additional amounts shall be credited to the Accounts of such Participants. Such notice shall also specify the date of such crediting. Notwithstanding Section 5, such notice may also establish vesting rules for such amounts, in which case separate Accounts shall be established for such Participants.

3.5. Credits from Measuring Investments. On forms furnished by and filed with the Committee prior to the first day of each month, each Participant shall designate the following "Measuring Investments," which shall be used to determine the value of such Participant's Account during the month beginning on such date (and each later month until changed as provided herein):

     (a) A Measuring Investment for the opening balance of the Account as of the first day of such month, and

     (b) A Measuring Investment for the compensation that is deferred and credited to the Account as of the last business day of the prior month.

The Accounts and such Measuring Investments are specified solely as a device for computing the amount of benefits to be paid by the Employers under this Plan, and the Employers are not required to purchase such investments. The Measuring Investments available for election by Participants shall include deemed (but not actual) investment in the common stock of Alliant, valued at the closing price of Alliant common stock as reported on the New York Stock Exchange composite tape on the applicable Valuation Date. Additional Measuring Investments and rules for implementation of this Section 3.5 (including rules for designating and changing Measuring Investments) shall be determined (and revised) by the Committee, provided that any rule or revision with respect to deemed investment in the common stock of Alliant shall be made only by the Board of Directors.

3.6. Operational Rules for Deferrals. A Participant's election to defer under
Section 3.1 or 3.2 shall be "evergreen" (that is, it shall remain in effect for such Plan Year and, unless timely revised by the Participant for a later Plan Year before the beginning of such Plan Year, for all later Plan Years). If a Participant's pay after deferrals is not sufficient to cover tax or other payroll withholding requirements, the Committee shall reduce the Participant's deferrals to the extent necessary to cover such requirements.

                                    SECTION 4

                             ADJUSTMENT OF ACCOUNTS

4.1. Establishment of Accounts. There shall be established for each Participant an unfunded, bookkeeping Account which shall be adjusted each Valuation Date.

4.2. Accounting Rules. The Committee may adopt (and revise) accounting rules for the Accounts (but such rules shall not change the Valuation Dates).

                                    SECTION 5

                               VESTING OF ACCOUNTS

The Account of each Participant shall be fully (100%) vested and nonforfeitable at all times (except for early distribution penalties described in Section 7).

                                    SECTION 6

                              SPENDTHRIFT PROVISION

No Participant or Beneficiary shall have any interest in the Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Employers, nor shall the Committee recognize any assignment thereof, either in whole or in part, nor shall the Account be subject to attachment, garnishment, execution following judgment or other legal process before the Account is distributed to the Participant or Beneficiary.

The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant's death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant's Account or any part thereof and any attempt of a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Committee.

                                    SECTION 7

                                  DISTRIBUTIONS

7.1. Time of Distribution. A Participant's Account (reduced by the amount of any applicable payroll, withholding and other taxes) shall be distributable upon the Termination of Employment of the Participant. The amount of such distribution shall be determined as of the Valuation Date immediately following the Termination of Employment and shall be actually paid (or, in the case of installments, commenced) by the Employers as soon as practicable after such determination (but in no event later than 90 days after such Valuation Date); provided, however, that if the Participant has so elected as described in
Section 7.3, the amount of such distribution shall instead be determined as of the Valuation Date that is 12 months after the Valuation Date immediately following the

Termination of Employment and shall be actually paid (or, in the case of installments, commenced) by the Employers as soon as practicable after such determination.

     7.1.1. Application for Distribution. A Participant shall not be required to make application to receive payment. Distribution shall not be made to any Beneficiary, however, until such Beneficiary shall have filed a written application for benefits in a form acceptable to the Committee and such application shall have been approved by the Committee.

     7.1.2. Code ss.162(m) Delay. If the Committee (or, for any Section 16 Officer, the Board of Directors) determines that delaying the time that initial payments are made or commenced would increase the probability that such payments would be fully deductible for federal or state income tax purposes, the Employers may unilaterally delay the time of the making or commencement of payments for up to twenty-four (24) months after the date such payments would otherwise be payable.

7.2. Form of Distribution. Distribution of the Participant's Account shall be made as follows:

     (a) Lump Sum. Unless the Participant qualifies to receive installments as permitted by Section 7.2(b), distribution shall be made in the form of a single lump sum.

     (b)  Installments.

          (i) Eligibility for Installments. A Participant's Account shall be distributed in the form of a series of 5, 10 or 15 annual installments if, and only if, the Participant both (a) at Termination of Employment is at least age 55 and has at least 5 years of continuous service with the Employers or one or more Affiliates, and (b) has made an election to receive distribution of the Account in either 5, 10 or 15 installments as described in
               Section 7.3.

          (ii) Time and Amount of Installments. The amount of each installment shall be determined, as of a Valuation Date, by dividing the amount of the Account as of the Valuation Date as of which the installment is being paid by the number of remaining installment payments to be made (including the payment being determined). After the first installment, the amount of future installments will be determined as of each following December 31 (beginning with the December 31 immediately following the first installment). Such installments shall be actually paid as soon as practicable after each such determination.

         (iii) Request for Lump Sum Payment. On forms furnished by and filed with the Committee, a Participant who is receiving installments may elect to receive the total remaining balance of the Account (but not part thereof) for any reason, provided that the Account balance will be reduced by a penalty of 10%, with the result that the Participant will receive 90% of the Account balance and 10% of the Account balance will be forfeited to the Employers. The amount of such distribution will be determined as of the Valuation Date coincident with or next following receipt of the request by the Committee and shall be actually paid by the Employers to the Participant as soon as practicable after such determination.

7.3. Election of Time and Form of Distribution. On forms furnished by and filed with the Committee, each Participant shall elect at the time of initial enrollment:

     (a) whether the amount of the distribution to be made (or, in the case of installments, commenced) shall be determined either (i) as of the Valuation Date immediately following Termination of Employment, or
          (ii) as of the Valuation Date that is 12 months after the Valuation Date immediately following Termination of Employment, and

     (b) whether distribution shall be made (i) in a lump sum, or (ii) in either 5, 10 or 15 annual installments if the Participant so qualifies as described in Section 7.2(b).

On forms furnished by and filed with the Committee, such elections may be changed by the Participant, provided that:

     (a) no change shall be effective until 12 months after it is received by the Committee, and

     (b) no change may be filed within 12 months after the initial election (or, if one or more prior changes has been filed, within 12 months after the latest of such changes was filed).

No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant's election to revise distribution elections.

7.4. Payment to Beneficiary.

     7.4.1. Payment to Beneficiary for Death After Termination of Employment. The Beneficiary of a Participant who dies after a Termination of Employment shall receive distribution of the Participant's Account at such time and in such form as the Participant would have received had the Participant survived. For each Valuation Date after the Participant's death, the Measuring Investment for the Account will be the 1 year Treasury Note rate as of the immediately preceding March 31.

     7.4.2. Payment to Beneficiary for Death Before Termination of Employment. If a Participant dies before Termination of Employment, such Participant's Beneficiary will receive payment of the Participant's Account in three (3) installments as described in Section 7.2(b)(ii), with the amount of the first installment determined as of the Valuation Date immediately following the date of the Participant's death. If such Participant at death either (a) had a positive Account balance or (b) had a currently effective deferral election under Section 3.1 or 3.2, then the Participant's Account balance payable to the Beneficiary shall be increased as of the Valuation Date following the Participant's death by an amount equal to the lesser of (a) 200% of the total amount of the Participant's voluntary deferrals credited to the Account under Sections 3.1 and 3.2 (disregarding any adjustments from Measuring Investments and disregarding any prior distributions), or (b) $2,000,000. If the Participant dies by suicide within two (2) years of initial enrollment, this additional amount will not be added to the Account. For each Valuation Date after the Participant's death, the Measuring Investment for the Account will be the 1 year Treasury Note rate as of the immediately preceding March 31.

7.5. Designation of Beneficiaries.

     7.5.1. Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Committee, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant's Account in the event of such Participant's death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Committee during the Participant's lifetime.

     7.5.2. Spousal Consent. Notwithstanding the foregoing, a designation will not be valid for the purpose of paying benefits from the Plan to anyone other than a surviving spouse of the Participant (if there is a surviving spouse) unless that surviving spouse consents in writing to the designation of another person as Beneficiary. To be valid, the consent of such spouse must be in writing, and must acknowledge the effect of the designation of the Beneficiary. The consent of the spouse must be to the designation of a specific named Beneficiary which may not be changed without further spousal consent, or alternatively, the consent of the spouse must expressly permit the Participant to make and to change the designation of Beneficiaries without any requirement of further spousal consent. The consent of the spouse to a Beneficiary is a waiver of the spouse's rights to death benefits under the Plan. The consent of the surviving spouse need not be given at the time the designation is made. The consent of the surviving spouse need not be given before the death of the Participant. The consent of the surviving spouse will be required, however, before benefits can be paid to any person other than the surviving spouse. The consent of a spouse shall be irrevocable and shall be effective only with respect to that spouse. The provisions of this Section 7.5.2 shall not apply to a spouse of a Participant who became such after benefits have commenced to such Participant.

     7.5.3. Failure of Designation. If a Participant:

          (a)  fails to designate a Beneficiary,

          (b) designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

          (c) designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant's Account, or the part thereof as to which such Participant's designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

           Participant's surviving spouse
           Participant's surviving issue per stirpes and not per capita Participant's surviving parents Participant's surviving brothers and sisters Representative of Participant's estate.

     7.5.4. Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant's Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant's death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary's entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Committee after the date of the Participant's death but not later than one hundred eighty (180) days after the date of the Participant's death. A disclaimer shall be irrevocable when delivered to the Committee. A disclaimer shall be considered to be delivered to the Committee only when actually received by the Committee. The Committee shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of any other provisions under this Plan. No other form of attempted disclaimer shall be recognized by the Committee.

     7.5.5. Definitions. When used herein and, unless the Participant has otherwise specified in the Participant's Beneficiary designation, when used in a Beneficiary designation, "issue" means all persons who are lineal descendants of the person whose issue are referred to, including legally adopted descendants and their descendants but not including illegitimate descendants and their descendants; "child" means an issue of the first generation; "per stirpes" means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and "survive" and "surviving" mean living after the death of the Participant.

     7.5.6. Special Rules. Unless the Participant has otherwise specified in the Participant's Beneficiary designation, the following rules shall apply:

          (a) If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

          (b) The automatic Beneficiaries specified in Section 7.5.3 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant's death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary's estate.

          (c) If the Participant designates as a Beneficiary the person who is the Participant's spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Committee after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant's lifetime.)

          (d) Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant's death.

          (e) Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant's death.

The Committee shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

7.6. Death Prior to Full Distribution. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the Account which is payable to the Beneficiary (and shall not be paid to the Participant's estate).

7.7. Facility of Payment. In case of the legal disability, including minority, of a Participant or Beneficiary entitled to receive any distribution under this Plan, payment shall be made by the Employers, if the Committee shall be advised of the existence of such condition:

          (a) to the duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary, or

          (b) to a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or Beneficiary, provided such person or institution has satisfied the Committee that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of the Employers therefor.

7.8. In-Service Distributions.

     7.8.1. Pre-Selected In-Service Distributions. If a Participant so elects upon initial enrollment in the Plan under Section 3, distribution will be made to such Participant prior to Termination of Employment under the following rules:

          (a) On forms furnished by and filed with the Committee, each Participant has a one-time opportunity to select one or more in-service distribution dates and amounts at the time of initial enrollment only.

          (b) No such distribution will be made before the April 1 that follows the third full Plan Year after the Participant first enrolled.

          (c)  Only one such distribution will be made in any Plan Year.

          (d) On forms furnished by and filed with the Committee, any pre-selected distribution date may be extended (one time only), provided that such extension must be received by the Committee at least 12 months before the scheduled date of distribution.

          (e) On forms furnished by and filed with the Committee, any pre-selected distribution date may be cancelled (whether or not previously extended), provided that such cancellation must be received by the Committee at least 12 months before the scheduled date of distribution.

          (f) The distribution amount shall be determined as of the Valuation Date coincident with or next following the pre-selected distribution date and shall be actually paid as soon as practicable after such determination.

     7.8.2. On Demand In-Service Distributions. On forms furnished by and filed with the Committee, a Participant may request to receive all or part of such Participant's Account prior to Termination of Employment for any reason, provided that the requested distribution amount will be reduced by a penalty equal to 10% of the requested amount, with the result that the Participant will receive 90% of the requested amount and 10% of the requested amount will be forfeited to the Employers. The amount of such distribution shall be determined as of the Valuation Date coincident with or next following receipt of the request by the Committee and shall be actually paid by the Employers to the Participant as soon as practicable after such determination. If a Participant receives such a distribution, such Participant's deferrals under Section 3 will then cease. The Participant may not again elect to defer compensation until the enrollment period for the Plan Year that begins at least 12 months after such distribution.

     7.8.3. In-Service Distribution for Financial Hardship. On forms furnished by and filed with the Committee, a Participant may request to receive all or part of such Participant's Account prior to Termination of Employment to alleviate a Financial Hardship. For purposes of the Plan, "Financial Hardship" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant. If a hardship is or may be relieved either (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or
(c) by cessation of deferrals under this Plan or any 401(k) plan, then the hardship shall not constitute a Financial Hardship for purposes of this Plan. The amount of such distribution shall be determined as of the Valuation Date next preceding approval of the request by the Committee and shall be actually paid as soon as practicable after such approval. If a Participant receives a distribution due to Financial Hardship, such Participant's deferrals under
Section 3 will then cease. The Participant may not again elect to defer compensation until the enrollment period for the Plan Year that begins at least 12 months after such distribution. A Beneficiary of a deceased Participant may also request an early distribution for Financial Hardship.

7.9. Effect of Disability. If the Participant becomes Disabled while actively employed by the Employers or an Affiliate, the Participant may by written notice to the Committee suspend further deferrals while so Disabled. If a Disabled Participant has a Termination of Employment, such Participant will be deemed to be age 55 and to have 5 years of continuous service for purposes of determining distributions under Section 7. For purposes of the Plan, "Disabled" means that the Participant has been determined to be totally and permanently disabled either (a) for social security purposes, (b) for purposes of any Employer-sponsored long term disability plan or policy, or (c) for purposes of worker's compensation.

7.10. Distributions in Cash. All distributions from this Plan shall be made in cash.

                                    SECTION 8

                                 FUNDING OF PLAN

8.1. Unfunded Plan. The obligation of the Employers to make payments under this Plan constitutes only the unsecured (but legally enforceable) joint and several promises of the Employers to make such payments. No Participant shall have any lien, prior claim or other security interest in any property of the Employers. The Employers shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund, trust or account is established, the property therein shall remain the sole and exclusive property of the Employers. The Employers shall be obligated to pay the cost of this Plan out of its general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the Employers' obligation to Participants in this Plan and shall not be construed to impose on the Employers the obligation to create any separate fund for purposes of this Plan.

8.2. Corporate Obligation. Neither any officer of any Employer nor any member of the Committee in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Employers for such payments as an unsecured, general creditor. After benefits shall have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Employers in connection with this Plan. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of this Plan by reason of the insolvency of the Employers.

                                    SECTION 9

                            AMENDMENT AND TERMINATION

9.1. Amendment and Termination. The Board of Directors may unilaterally amend the Plan Statement prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate this Plan both with regard to persons receiving benefits and persons expecting to receive benefits in the future; provided, however, that:

          (a) the benefit, if any, payable to or with respect to a Participant who has had a Termination of Employment as of the effective date of such amendment or the effective date of such termination shall not be, without the written consent of the Participant, diminished or delayed by such amendment or termination (but the Board of Directors may terminate the Plan completely and provide for immediate payment of all Accounts under the Plan in single lump sum payments), and

          (b) the benefit, if any, payable to or with respect to each other Participant determined as if such Participant had a Termination of Employment on the effective date of such amendment or the effective date of such termination shall not be, without the written consent of the Participant, diminished or delayed by such amendment or termination (but the Board of Directors may terminate the Plan completely and provide for immediate payment of all Accounts under the Plan in single lump sum payments).

9.2. No Oral Amendments. No modification of the terms of the Plan Statement or termination of this Plan shall be effective unless it is in writing and signed on behalf of the Board of Directors by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of the Plan Statement shall be effective to amend the Plan Statement.

9.3. Plan Binding on Successors. Alliant will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Alliant), by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that Alliant would be required to perform it if no such succession had taken place.

                                   SECTION 10

                     DETERMINATIONS -- RULES AND REGULATIONS

10.1. Determinations. The Board of Directors and the Committee shall make such determinations as may be required from time to time in the administration of this Plan. The Board of Directors and the Committee shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

10.2. Rules and Regulations. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Committee.

10.3. Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Committee pursuant to any provision of the Plan Statement may be signed in the name of the Committee by any officer who has been authorized to make such certification or to give such notices or consents.

10.4. Claims Procedure. The claims procedure set forth in this Section 10.4 shall be the exclusive administrative procedure for the disposition of claims for benefits arising under this Plan.

     10.4.1. Original Claim. Any person may, if he or she so desires, file with the Committee a written claim for benefits under this Plan. Within ninety (90) days after the filing of such a claim, the Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee shall state in writing:

          (a)  the specific reasons for the denial;

          (b) the specific references to the pertinent provisions of the Plan Statement on which the denial is based;

          (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

          (d) an explanation of the claims review procedure set forth in this section.

     10.4.2. Review of Denied Claim. Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Board of Directors a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Board of Directors shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

     10.4.3. General Rules.

          (a) No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.

          (b) All decisions on Original claims shall be made by the Committee and all decisions on requests for a review of denied claims shall be made by the Board of Directors.

          (c) the Committee and the Board of Directors may, in their discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

          (d) A claimant may be represented by a lawyer or other representative (at the claimant's own expense), but the Committee and the Board of Directors reserves the right to require the claimant to furnish written authorization. A claimant's representative shall be entitled, upon request, to copies of all notices given to the claimant.

          (e) The decision of the Committee on a claim and a decision of the Board of Directors on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

          (f) Prior to filing a claim or a request for a review of a denied claim, the claimant or his or her representative shall have a reasonable opportunity to review a copy of the Plan Statement and all other pertinent documents in the possession of the Committee and the Board of Directors.

          (g) The Committee and the Board of Directors may permanently or temporarily delegate its responsibilities under this claims procedure to an individual or a committee of individuals.

10.5. Limitations and Exhaustion.

     10.5.1. Limitations. No claim shall be considered under these administrative procedures unless it is filed with the Committee within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Committee without regard to the merits of the claim. No legal action (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of:

          (a) two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or

          (b) ninety (90) days after the claimant has exhausted these administrative procedures.

Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1) year and two (2) year periods.

     10.5.2. Exhaustion Required. The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

          (a) no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and

          (b) in any such legal action all explicit and implicit determinations by the Committee and the Board of Directors (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

                                   SECTION 11

                               PLAN ADMINISTRATION

11.1. Officers. Except as hereinafter provided, functions generally assigned to Alliant shall be discharged by its officers or delegated and allocated as provided herein.

11.2. Chief Executive Officer. Except as hereinafter provided, the CEO may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or employees, such functions assigned to Alliant generally hereunder as the CEO may from time to time deem advisable.

11.3. Board of Directors. Notwithstanding the foregoing, the Board of Directors shall have the exclusive authority, which may not be delegated, to amend the Plan Statement, to terminate this Plan and to determine eligibility of Section 16 Officers to participate in this Plan under Section 2.

11.4. Committee. The Committee shall:

          (a) keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plan; notify the Employers of any action taken by the Committee and, when required, notify any other interested person or persons;

          (b) determine from the records of the Employers the compensation, status and other facts regarding Participants and other employees;

          (c) prescribe forms to be used for distributions, notifications, etc., as may be required in the administration of the Plan;

          (d) set up such rules, applicable to all Participants similarly situated, as are deemed necessary to carry out the terms of this Plan Statement;

          (e) perform all other acts reasonably necessary for administering the Plan and carrying out the provisions of this Plan Statement and performing the duties imposed on it by the Board of Directors of Alliant;

          (f) resolve all questions of administration of the Plan not specifically referred to in this section;

          (g) in accordance with regulations of the Secretary of Labor, provide adequate notice in writing to any claimant whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant; and

          (h) delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the Committee or employees of any Employer, such functions assigned to the Committee hereunder as it may from time to time deem advisable.

If there shall at any time be three (3) or more members of the Committee serving hereunder who are qualified to perform a particular act, the same may be performed, on behalf of all, by a majority of those qualified, with or without the concurrence of the minority. No person who failed to join or concur in such act shall be held liable for the consequences thereof, except to the extent that liability is imposed under ERISA.

11.5. Delegation. The Board of Directors and the members of the Committee shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement.

11.6. Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant's individual rights hereunder or the interest of a person superior to him or her in the organization (as distinguished from the rights of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant's individual capacity in connection with any such matter.

11.7. Administrator. Alliant shall be the administrator for purposes of section 3(16)(A) of ERISA.

11.8. Service of Process. In the absence of any designation to the contrary by the Committee, the General Counsel of Alliant is designated as the appropriate and exclusive agent for the receipt of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.

11.9. Expenses. All expenses of administering this Plan shall be borne by the Employers.

11.10. Tax Withholding. The Employers shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Employers under applicable law with respect to any amount payable under this Plan.

11.11. Certifications. Information to be supplied or written notices to be made or consents to be given by the Committee pursuant to any provision of this Plan may be signed in the name of the Committee by any officer who has been authorized to make such certification or to give such notices or consents.

11.12. Errors in Computations. The Employers shall not be liable or responsible for any error in the computation of the Account or the determination of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Employers and used by the Committee in determining the benefit. The Committee shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment).

                                   SECTION 12

                                  CONSTRUCTION

12.1. Applicable Laws.

     12.1.1. ERISA Status. This Plan is adopted with the understanding that it is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(3) and section 401(a)(1) of ERISA. Each provision shall be interpreted and administered accordingly.

     12.1.2. IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Plan.

     12.1.3. References to Laws. Any reference in the Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

12.2. Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person's employment rights or obligations or rights or obligations under any other employee pension benefit or employee welfare benefit plan.

12.3. Disqualification. Notwithstanding any other provision of the Plan Statement or any election or designation made under this Plan, any potential Beneficiary who feloniously and intentionally kills a Participant shall be deemed for all purposes of this Plan and all elections and designations made under this Plan to have died before such Participant. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Committee shall determine whether the killing was felonious and intentional for this purpose.

12.4. Rules of Document Construction.

          (a) An individual shall be considered to have attained a given age on such individual's birthday for that age (and not on the day before). Individuals born on February 29 in a leap year shall be considered to have their birthdays on February 28 in each year that is not a leap year.

          (b) Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words "hereof," "herein" or "hereunder" or other similar compounds of the word "here" shall mean and refer to the entire Plan Statement and not to any particular paragraph or Section of the Plan Statement unless the context clearly indicates to the contrary.

          (c) The titles given to the various Sections of the Plan Statement are inserted for convenience of reference only and are not part of the Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

          (d) Notwithstanding any thing apparently to the contrary contained in the Plan Statement, the Plan Statement shall be construed and administered to prevent the duplication of benefits provided under this Plan and any other qualified or nonqualified plan maintained in whole or in part by the Employers.

12.5. Choice of Law. This instrument has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Minnesota.

12.6. No Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between an Employer and any person, nor shall anything herein contained be deemed to give any person any right to be retained in an Employer's employ or in any way limit or restrict the Employer's right or power to discharge any person at any time and to treat any person without regard to the effect which such treatment might have upon him or her as a Participant in this Plan. Neither the terms of the Plan Statement nor the benefits under this Plan nor the continuance of the Plan shall be a term of the employment of any employee. The Employers shall not be obliged to continue this Plan.